Exhibit 99.1

HUDSON TECHNOLOGIES REPORTS record FOURTH quarter ANd YEAR END 2021 reSults

WOODCLIFF LAKE, nJ – MARCH 8, 2022 – Hudson Technologies, Inc. (NASDAQ: HDSN) announced results for the fourth quarter and year ended December 31, 2021.

For the quarter ended December 31, 2021, Hudson reported revenues of $37.8 million, an increase of 71% compared to revenues of $22.1 million in the comparable 2020 period. Fourth quarter revenue growth was driven by increased selling prices for certain refrigerants during the period. Gross margin in the fourth quarter of 2021 was 45%, compared to 25% in the fourth quarter of 2020, mainly due to the aforementioned increase in selling price of certain refrigerants. Hudson reported operating income of $9.3 million in the fourth quarter of 2021, compared to an operating loss of $1.7 million in the prior year period. The Company recorded net income of $6.2 million or $0.14 per basic and $0.13 per diluted share in the fourth quarter of 2021, compared to a net loss of $4.7 million or ($0.11) per basic and diluted share in the same period of 2020.

For the year ended December 31, 2021, Hudson reported revenues of $192.7 million, an increase of 31% compared to revenues of $147.6 million for full year 2020. The revenue growth was driven by increased selling prices for certain refrigerants during the period. Gross margin during for the year ended December 31, 2021 was 37%, compared to 24% for full year 2020, mainly due to the aforementioned increase in selling price of certain refrigerants. Hudson reported operating income of $42.3 million for full year 2021 compared to operating income of $5.9 million in the prior year. The Company recorded net income of $32.3 million or $0.74 per basic and $0.69 per diluted share in fiscal 2021, compared to a net loss of $5.2 million or ($0.12) per basic and diluted share in fiscal 2020.

Subsequent to the close of the fourth quarter, the Company announced it has entered into a new $85 million term loan agreement with TCW Asset Management, LLC and has amended its existing asset-based lending facility to increase the overall facility to $90 million. In conjunction with entering into the new term loan facility and amended revolving credit facility, the Company’s existing term loan was repaid in full and terminated.

Brian F. Coleman, President and Chief Executive Officer of Hudson Technologies commented,

“We’re pleased to have closed 2021 with record fourth quarter and full year results, reflecting significant revenue growth, enhanced margins and improved profitability. Our fourth quarter has historically been our weakest, as it falls outside of our traditional nine-month selling season from January to September. However, following the close of the 2021 selling season, the industry saw continued strength in the average selling prices of certain refrigerants. Assuming this pricing trend continues for the 2022 selling season, we could see revenues exceeding $270 million in 2022. As we begin moving through 2022, we are focused on maintaining effective inventory management so that we are well positioned to meet customer demand as virgin HFCs begin to become scarce.

“As we’ve previously discussed, the AIM Act has introduced a mandated 10% stepdown in production and consumption allowances for virgin HFCs in 2022 from the original baseline. This presents an opportunity for Hudson, since the installed base of HFC equipment continues to expand, and as virgin supply tightens, we expect the demand for HFCs will drive accelerated reclamation activity to fill the anticipated supply gap. With our industry-leading reclamation capabilities, longstanding customer relationships and efficient distribution network, we are positioned to enable the transition to greener refrigerants. Since our Company’s inception, we have been committed to providing a sustainable alternative to virgin refrigerant production, and our technology is capable of reclaiming all types of refrigerant, including next generation HFO gases. As we move through 2022, we believe we have a tremendous opportunity to continue our support of the industry transition to greener refrigerants and to grow our market position as both a supplier and a reclaimer servicing the evolving refrigerant landscape.

“We are pleased to have completed the refinancing of our debt, which we believe will provide enhanced financial flexibility for the continued growth of our business. With the new debt structure, our cost of capital and interest expense will improve meaningfully, with an approximate 3% reduction in the overall effective interest rate. We appreciate the support of our new and existing lending partners and look forward to driving long-term growth and cash flows as our reclamation services play an increasingly important role in the transition to more environmentally friendly refrigerants,” Mr. Coleman concluded.

Conference Call Information

The Company will host a conference call and webcast to discuss the fourth quarter and year end results today, March 8, 2022 at 5:00 P.M. Eastern Time.

To access the live webcast, log onto the Hudson Technologies website at www.hudsontech.com, and click on “Investor Relations”.

To participate in the call by phone, dial (888) 506-0062 approximately five minutes prior to the scheduled start time. International callers please dial (973) 528-0011. Callers should use entry code: 470091.

A replay of the teleconference will be available until April 7, 2022 and may be accessed by dialing (877) 481-4010. International callers may dial (919) 882-2331. Callers should use conference ID: 44781.

About Hudson Technologies

Hudson Technologies, Inc. is a leading provider of innovative and sustainable refrigerant products and services to the Heating Ventilation Air Conditioning and Refrigeration industry. For nearly three decades, we have demonstrated our commitment to our customers and the environment by becoming one of the first in the United States and largest refrigerant reclaimers through multimillion dollar investments in the plants and advanced separation technology required to recover a wide variety of refrigerants and restoring them to Air-Conditioning, Heating, and Refrigeration Institute standard for reuse as certified EMERALD Refrigerants™. The Company's products and services are primarily used in commercial air conditioning, industrial processing and refrigeration systems, and include refrigerant and industrial gas sales, refrigerant management services consisting primarily of reclamation of refrigerants and RefrigerantSide® Services performed at a customer's site, consisting of system decontamination to remove moisture, oils and other contaminants. The Company’s SmartEnergy OPS® service is a web-based real time continuous monitoring service applicable to a facility’s refrigeration systems and other energy systems. The Company’s Chiller Chemistry® and Chill Smart® services are also predictive and diagnostic service offerings. As a component of the Company’s products and services, the Company also generates carbon offset projects.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements contained herein which are not historical facts constitute forward-looking statements. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, changes in the laws and regulations affecting the industry, changes in the demand and price for refrigerants (including unfavorable market conditions adversely affecting the demand for, and the price of, refrigerants), the Company's ability to source refrigerants, regulatory and economic factors, seasonality, competition, litigation, the nature of supplier or customer arrangements that become available to the Company in the future, adverse weather conditions, possible technological obsolescence of existing products and services, possible reduction in the carrying value of long-lived assets, estimates of the useful life of its assets, potential environmental liability, customer concentration, the ability to obtain financing, the ability to meet financial covenants under existing credit facilities, any delays or interruptions in bringing products and services to market, the timely availability of any requisite permits and authorizations from governmental entities and third parties as well as factors relating to doing business outside the United States, including changes in the laws, regulations, policies, and political, financial and economic conditions, including inflation, interest and currency exchange rates, of countries in which the Company may seek to conduct business, the Company’s ability to successfully integrate any assets it acquires from third parties into its operations, the impact of the current COVID-19 pandemic, and other risks detailed in the Company's 10-K for the year ended December 31, 2020 and other subsequent filings with the Securities and Exchange Commission. The words "believe", "expect", "anticipate", "may", "plan", "should" and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Investor Relations Contact: John Nesbett/Jennifer Belodeau IMS Investor Relations (203) 972-9200 jnesbett@institutionalms.com	Company Contact: Brian F. Coleman, President & CEO Hudson Technologies, Inc. (845) 735-6000 bcoleman@hudsontech.com

Hudson Technologies, Inc. and Subsidiaries

Consolidated Balance Sheets

(Amounts in thousands, except for share and par value amounts)

	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$3,492	$1,348
Trade accounts receivable – net	14,223	9,806
Inventories	94,144	44,460
Prepaid expenses and other current assets	10,422	6,528
Total current assets	122,281	62,142

Property, plant and equipment, less accumulated depreciation	20,093	21,910
Goodwill	47,803	47,803
Intangible assets, less accumulated amortization	20,357	23,150
Right of use asset	6,803	6,559
Other assets	710	85
Total Assets	$218,047	$161,649

Liabilities and Stockholders' Equity
Current liabilities:
Trade accounts payable	$11,955	$7,562
Accrued expenses and other current liabilities	30,637	19,499
Accrued payroll	3,931	1,394
Current maturities of long-term debt	5,248	7,314
Short-term debt	15,000	2,000
Total current liabilities	66,771	37,769
Deferred tax liability	1,692	1,355
Long-term lease liabilities	5,500	3,927
Long-term debt, less current maturities, net of deferred financing costs	73,145	77,976
Total Liabilities	147,108	121,027

Commitments and contingencies

Stockholders' equity:
Preferred stock, shares authorized 5,000,000: Series A Convertible preferred stock, $0.01 par value ($100 liquidation preference value); shares authorized 150,000; none issued or outstanding	—	—
Common stock, $0.01 par value; shares authorized 100,000,000; issued and outstanding: 44,758,925 and 43,347,887 respectively	448	433
Additional paid-in capital	116,312	118,269
Accumulated deficit	(45,821)	(78,080)
Total Stockholders' Equity	70,939	40,622

Total Liabilities and Stockholders' Equity	$218,047	$161,649

Hudson Technologies, Inc. and Subsidiaries

Consolidated Statements of Operations

(unaudited)

(Amounts in thousands, except for share and per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2021	2020	2021	2020
Revenues	$37,775	$22,110	$192,748	$147,605
Cost of sales	20,755	16,684	121,084	112,195
Gross profit	17,020	5,426	71,664	35,410

Operating expenses:
Selling, general and administrative	6,980	6,460	26,566	26,644
Amortization	698	715	2,793	2,862
Total operating expenses	7,678	7,175	29,359	29,506

Operating income	9,342	(1,749)	42,305	5,904

Other (expense) income:
Net interest expense	(2,844)	(2,918)	(11,376)	(12,330)
Other income	-	22	2,470	1,033
Total other (expense)	(2,844)	(2,896)	(8,906)	(11,297)

Income (loss) before income taxes	6,498	(4,645)	33,399	(5,393)

Income tax expense (benefit)	310	103	1,140	(185)

Net income (loss)	$6,188	$(4,748)	$32,259	$(5,208)

Net income (loss) per common share – Basic	$0.14	$(0.11)	$0.74	$(0.12)
Net income (loss) per common share – Diluted	$0.13	$(0.11)	$0.69	$(0.12)
Weighted average number of shares outstanding – Basic	44,318,805	42,881,307	43,765,443	42,710,381
Weighted average number of shares outstanding – Diluted	46,828,212	42,881,307	46,640,822	42,710,381